Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Jackson Variable Series Trust:

We consent to the use of our report dated February 26, 2015 with respect to the financial statements of JNAM Guidance – Equity Income Fund and JNL/The Boston Company Equity Income Fund (f/k/a Curian Guidance – Equity Income Fund and Curian/The Boston Company Equity Income Fund, respectively), each a series of Jackson Variable Series Trust (f/k/a Curian Variable Series Trust) as of December 31, 2014,  incorporated herein by reference and to the reference to our firm under the heading "FINANCIAL HIGHLIGHTS" in the Proxy Statement and Prospectus filed on form N-14.

/s/ KPMG LLP
June 18, 2015
Chicago, Illinois